Exhibit 99.1

NEWS RELEASE

CONTACTS

Chris Doll (Investor Relations)
Christopher.Doll@53.com | 513-534-2345
Gary Rhodes (Media Relations)	September 13, 2019
Gary.Rhodes@53.com | 513-534-4225

Fifth Third Bancorp Announces Redemption of MB Financial

Capital Trust VI

CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced that it has submitted a redemption notice to the trustee for redemption on October 30, 2019, of all the outstanding trust preferred securities issued by MB Financial Capital Trust VI.

MB Financial Capital Trust VI securities (CUSIP: 552658AA4) have a current distribution rate of 3 month LIBOR plus 1.30 percent and a scheduled maturity date of October 30, 2037, although they may be redeemed on any interest payment date on or after October 30, 2012. The outstanding principal balance is $22,500,000. The redemption price will be $1,000 per security, which reflects 100 percent of the liquidation amount, plus accrued and unpaid distributions to the actual redemption date of $9.11 per security will be paid. The redemptions will be funded with available cash.

The redemption or paying agent for the MB Financial Capital Trust VI securities is:

Wilmington Trust

1100 North Market Street

Wilmington, DE 19890

Attn: Michael Wass

About Fifth Third

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of June 30, 2019, the Company had $169 billion in assets and operates 1,207 full-service Banking Centers, and 2,551 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. In total, Fifth Third provides its customers with access to approximately 53,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2019, had $399 billion in assets under care, of which it managed $46 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Deposit and Credit products are offered by Fifth Third Bank. Member FDIC.

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